CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Evergreen International Trust

Evergreen Select Fixed Income Trust

We consent to the use of our reports, dated December 28, 2009, for the Evergreen Emerging Markets Growth Fund, Evergreen Global Large Cap Equity Fund, Evergreen Global Opportunities Fund, Evergreen International Equity Fund and Evergreen Intrinsic World Equity Fund, each a series of the Evergreen International Trust, and for Evergreen International Bond Fund, a series of the Evergreen Select Fixed Income Trust, incorporated herein by reference and to the references to our firm under the captions “FINANCIAL HIGHLIGHTS” in the prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

February 26, 2010